Exhibit 10.5

GRACE TRANSITIONAL LICENSE AGREEMENT

THIS AGREEMENT dated January 27, 2016, (Effective Date) is by and between
W. R. Grace & Co.-Conn., a corporation organized and existing under the laws of Connecticut, USA having an office at 7500 Grace Drive, Columbia, Maryland 21044, USA (hereinafter referred to as “Grace”), and GCP Applied Technologies Inc., a corporation organized and existing under the laws of Delaware, USA, having an office at 7500 Grace Drive, Columbia, Maryland 21044, USA, and, after the separation described herein below, having an office at 62 Whittemore Avenue, Cambridge, Massachusetts, USA (hereinafter referred to as “GCP”).

WITNESSETH THAT:

WHEREAS, Grace is engaged in the manufacture and sale of a wide variety of chemical and industrial products in a number of different fields;
WHEREAS, W. R. Grace & Co., the parent company of Grace, has approved a plan to separate the businesses of Grace into two independent, publicly traded companies and their subsidiaries;
WHEREAS, the effective date of said separation is February 3, 2016;
WHEREAS, after the separation, Grace and its subsidiaries will continue to own and operate businesses in the Materials Technologies Field (defined hereinafter), Incubator Technologies Field (defined hereinafter) and the Catalyst Technologies Field (defined hereinafter); said businesses collectively being referred to as the Grace Business (defined hereinafter);
WHEREAS, after the separation, GCP and its subsidiaries will operate businesses in the Construction Technologies Field (defined hereinafter), Container Technologies Field (defined hereinafter), and Sodasorb® Technologies Field (defined hereinafter); said businesses collectively being referred to as the GCP Business (defined hereinafter);
WHEREAS, pursuant to the separation, Grace and its Affiliates (hereinafter defined) have assigned to GCP all intellectual property that was used primarily in or primarily held for use in the GCP Business pursuant to the separation;
WHEREAS, pursuant to the separation, Grace has not assigned or transferred any ownership rights in the Grace name, logos, marks, color and font style schemes, slogans, taglines and other Grace uses in business and unit names as well as in domain names (“Grace Marks” defined hereinafter) to GCP;
WHEREAS, prior to the separation, Grace used the Grace Marks in the GCP Business on products, packaging for the products, and in product documentation, advertising and other print media as well as in associated services for the products;
WHEREAS, while GCP will be transitioning from uses of the Grace Marks to new trade names, trademarks and domain names which do not bear the Grace name, GCP will need to continue use of the Grace Marks being used at the time of the separation in the GCP Business for a period of time in order to continue its business transition to non-Grace-bearing marks and to exhaust its existing inventories of products and other materials bearing one or more of the Grace Marks in a manner consistent with its reasonably practicable “phase-out” use periods as will be set forth herein; and
WHEREAS, pursuant to the terms of this Agreement, Grace hereby grants and GCP hereby receives a license to use the Grace Marks in the GCP Business, in accordance with the terms and conditions as will be set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.0    DEFINITIONS

As used herein, the terms hereinafter defined shall have only the meaning specified therefor:

1.01
“Affiliate” of any specified person shall mean a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person. The term “control” with respect to an Affiliate (including “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of said person, whether through ownership of voting securities, by contract, or otherwise. The term “person” means any individual, corporation, association, partnership, or any other business or organization entity, whether incorporated or unincorporated.

1.02
“Change of Control” shall mean the consummation of (A) any transaction or series of related transactions (i) pursuant to which any person or group (within the meaning Section 13(d)(3) of the Securities Exchange of 1934, as amended) becomes the direct or indirect, beneficial or record holders of shares or other equity interests representing more than fifty percent (50%) of the aggregate ordinary voting power of GCP or (ii) which constitutes or results in the sale or other transfer of all or substantially all of the assets of GCP or (B) a reorganization, merger, consolidation or other corporate transaction involving GCP, in each case, with respect to which the stockholders of GCP immediately prior to such transaction do not, immediately after the transaction, own fifty (50%) percent or more of the combined voting power of the corporation or other entity resulting from such transaction.

1.03
“Construction Products” shall mean any one or more products developed and sold for use in improving or facilitating one or more of the mechanical strength, stability, fire, health, hygiene, and/or environmental safety, efficiency, accessibility, noise protection, energy usage, economics, and/or heat retention, of at least one of residential, commercial, multi-family, health-care, environmental, industrial, institutional, nautical, aeronautical, civil engineering, or oil well, construction works, including but not limited to, properties of cement, mortar, masonry, shotcrete, concrete, or other cementitious compositions.

1.04	“Effective Date” shall mean the date appearing at the beginning of this Agreement.

1.05	Field Definitions:

(a)
“GCP Technologies Field” shall mean products, processes, services, or equipment relating to or used with the Construction Technologies Field, Packaging Technologies Field, or Sodasorb® Technologies Field, wherein:

(i)	“Construction Technologies Field” shall mean products, processes, services or equipment relating to or used with one or more Construction Products such as for example:

(A)
specialty construction chemicals such as cementitious compositions and additives and admixtures therefor, including cement additives (e.g., grinding additives, quality improvers, chromium (IV) reducers, pack set inhibitors, and silica products) used in the manufacture of Portland cement and/or other cements, and/or, limestone, gypsum, supplemental cementitious materials such as fly ash and granulated blast furnace slag, and mixtures of any of the foregoing; and admixtures to improve one or more properties of cement, mortar, masonry, shotcrete and concrete (or other hydratable cementitious materials), such as compressive strength enhancers, set-accelerators, set-retarders, water-reducers (e.g., plasticizers, superplasticizers), fibers, shrink-reducers, microsilicas, corrosion inhibitors, water-proofing agents, form coatings, form release agents, sealers, and surface retarders, air management systems (including air entrainers, air detrainers, surfactants, etc.), bond strength enhancers, crack control additives, pigments and colorants and the like; agents for treating aggregates used in construction such as clay-mitigating agents or sand treatment chemicals (e.g., clay-inerting agents for improving dosage efficiency of chemical additives or admixtures when used in clay-bearing aggregates such as sand or crush stone), and chemicals for drilling muds, and the like);

(B)	specialty building materials such as:

(I)
fireproofing compositions and materials such as sprayable or trowel-applied fireproofing compositions, firestop articles, and heat insulative barriers; and waterproofing membranes and liquids such as preformed waterproofing laminates, roofing underlayments, strips, tapes, flashings, house wraps, primers, coatings, sealants, mastics, water stops, soil filters, soil retention systems, and drainage members;

(II)	structural adhesives, mastics, primers, tie coating layers, barrier coating layers, laminates, and civil engineering materials incorporating any of the foregoing;

(III)
grouts and mortars (including bagged or injectable), grout wall systems, and lightweight concrete or cementitious foam or foaming materials for making cementitious building materials and components therefore;

(IV)
building envelope materials (including weather-proofing barrier materials and membranes, house wrap, air barriers, vapor barriers, vapor permeable air barriers and coatings, roofing barrier systems, root barrier layers for green roofs, etc.);

(C)	equipment, used in building, repairing, strengthening, or protecting

(I)	residential or commercial buildings; and

(II)	civil engineering structures such as roads, bridges, shipping docks, loading platforms, railroads, subways, dams, tunnels, and the like;

(D)
equipment for transporting, monitoring sensing, mixing, delivering, metering, pumping, applying, analyzing, testing, spraying, injecting, and/or dispensing any of the cementitious materials (e.g., concrete or other cementitious mixes, aggregates), specialty construction chemicals, or specialty building materials described above;

(E)
conversion of biomass materials or byproducts obtained from processes which convert biomass (e.g., crude glycerin byproducts from biodiesel fuel production) into components for use in Construction Products; and

(F)	components of any of the above (including hardware, software, computer systems, and business methods relative to any of the above).

(ii)	“Packaging Technologies Field” shall mean products, processes, services or equipment relating to or used with containers such for example as:

(A)	container closures (e.g., crowns, caps, can ends, lug caps, drum covers, pail covers etc.);

(B)
sealant and coating compositions for rigid, semi-rigid, and flexible containers and/or closures (e.g., interior and exterior coatings, films, and other surface coverings, quality preservation materials for such containers/closures, lubricants, cements, solders, drawing aids, cleaning aids and equipment to apply such materials);

(C)
additives, other chemicals and polymeric master batches thereof that functionalize the container products included in Section 1.05(a)(ii) (A) and (B)above, including, but not limited to, oxygen and moisture scavengers and shelf life enhancing additives; and

(D)	machine parts for ageing packing equipments;.

(iii)
“Sodasorb® Technologies Field” shall mean products, processes, services or equipment relating to or used with carbon dioxide adsorbents used in anesthesiology, medical rebreathing devices and other applications and related website information for the aforesaid goods.

(b)	“Grace Technologies Field” shall mean products, processes, services or equipment relating to or used within the Catalyst Technologies Field or Materials Technologies Field, wherein:

(i)	"Catalyst Technologies Field" shall mean products, processes, services or equipment relating to or used with catalysts, catalyst supports, or components thereof such as for example:

(A)	inorganic oxide or metal containing materials, compositions, or additives, adapted for various uses, including:

(I)
catalysts for the refining of hydrocarbon and other convertible feedstocks, e.g., biomass, in the chemical and petrochemical industries, including but not limited to cracking catalysts, hydroprocessing catalysts, fluid cracking catalysts, gasoline sulfur reduction catalysts, hydrogenation catalysts,

(II)	olefin polymerization catalysts including polyethylene and polypropylene catalysts and components thereof;

(III)	specialty catalysts including dehydrogenation /hydrogenation catalysts;

(IV)	pollution and emission control additives for the petroleum refining industry (e.g., SOX, NOX, H2S, and CO control catalysts);

(V)	additives for modifying or affecting petroleum, chemical and petrochemical processes (e.g., olefins, octane enhancement and combustion promoter additives);

(VI)	additives for plastics;

(VII)	catalyst supports and components of catalysts;

(B)	the design, operation, and maintenance of chemical plants, and related software, for the manufacture of olefin-based polymers and/or copolymers, including those based on propylene;

(C)	polymers produced by the chemical plants in (B), and additives and other materials utilized in the manufacture of such polymers;

(D)	metals reclamation from spent catalysts;

(E)
carbon credit trading (e.g., purchases, sales, or donations of credits to meet individual, corporate, or institutional (e.g., governmental bodies, educational institutions, or non-profit organizations) goals for environmental quality, or to meet the requirements of environmental or energy policy regulations);

(F)	products, processes, services or equipment relating to or used with:
(I)    converting biomass or petroleum feedstocks into chemicals and fuels including products used in bio-separations (e.g., biomass separations), and bio-catalysis;
(II)    catalysts for converting gas to liquids (e.g., in Fischer Tropsch processes) and catalysts for converting coal to useful chemical intermediates and products (e.g., olefins); and
(III)    methanol to olefins (MTO) catalysts.

(ii)
"Materials Technologies Field" shall mean activities associated directly or indirectly with products, processes, services, or equipment relating to or used with engineered materials, analytical devices and associated consumables, pharmaceutical compounds components thereof, excipients and reference standards therefore, such for example as :

(A)
silica containing materials, compositions, or additives, adapted for various uses, including adsorbents, absorbents flatting agents, thickeners, molecular sieves, anti-blocking agents useful in the petroleum, petrochemical, construction, and plastics industries, coatings, food and beverage, detergents, tires, castings, electronics, digital media, investment casting, cosmetic, paper, medical, and personal hygiene;

(B)
particulate, monolithic or fluidic organic or inorganic separation medias, including, polymeric supports, gas chromatography stationary phases, reversed phase, normal phase, ion exchange, gel permeation, ion exclusion, size exclusion, chiral, affinity, hydrophobic interaction and hydrophilic interaction, medias, and the like;

(C)
gas chromatography capillary, gas chromatography packed, liquid chromatography, ion chromatography, capillary electrophoresis, capillary zone electrophoresis, supercritical fluid, Flash chromatography and solid phase extraction columns; analytical, preparative and process columns; thin layer chromatography and electrophoresis plates; and the like;

(D)
preparative, process and analytical instrumentation including gas chromatography, liquid chromatography, ion chromatography, supercritical fluid chromatography, flash chromatography, and solid phase extraction systems, pumps, sample injection systems, heaters, recyclers, degassers, detectors, evaporative light scattering detectors, fraction collectors, gas generators, data systems, software, and the like;

(E)	preparative, process, analytical and sample preparative ancillary equipment including valves, tubing, fittings, syringes, filters, reagents, standards, maintenance parts, and the like;

(F)	certified reference standards for forensic, clinical and pharmaceutical industries;

(G)	mesoporous, silica–based, multifunctional excipients manufactured in compliance with appropriate regional laws and guidelines for products used in food and pharmaceutical applications;

(H)
pharmaceutical intermediates, i.e., amino acid derivatives (natural & unnatural), peptide fragments, and chiral intermediates for pharmaceutical applications; (I)    products, processes, services or equipment relating to or used with materials, compositions, or additives adapted for drug delivery; and

(J)	components of any of the above.

1.06
“GCP Business” shall mean activities associated directly or indirectly with the business (including such activities as engineering, technical and support services, research and development, manufacture (including tolling), purchase, sale, marketing, distribution, use, lease, or licensing, associated with a property, product, process, service, or equipment) relating to the GCP Technologies Field as conducted by Grace and its Affiliates prior to the Effective Date.

1.07
“Grace Business" shall mean activities associated directly or indirectly with the business (including such activities as engineering, technical and support services, research and development, manufacture (including tolling), purchase, sale, marketing, distribution, use, lease, or licensing, associated with any property, product, process, service, or equipment) relating to the Grace Technologies Field as conducted by Grace and its Affiliates prior to the Effective Date.

1.08
"Information" shall mean information and things, such as all technical, financial and business information, and all tangible (e.g. communicated or acquired in writing, texts, sketches, drawings, blueprints, photographs, charts, tables, projects, translations, plans or any other form) and intangible (e.g., communicated or acquired orally, electronically, through audiovisual means, electronic media, observation or examination) embodiments thereof of any kind whatsoever, including by way of example but without limitation, trade secret information or know-how, formulations, financial documents, financial statements, accounting documents, financial type reports, including audit reports, findings, studies, forecasts, client lists, personnel plans, marketing and advertising plans and strategies, financial and accounting plans and information, projections or budgets, formulas, opinions, material applications, catalyst chemistry, market information, manufacturing conditions and methods, machinery, reactor designs, process technologies, laboratory analyses and techniques, samples, sample preparation methods, information embodied in samples, software, information embodied in software, analytical methods, researcher identity, technical data, operational data, engineering data, technical specifications, including physical, compositional and performance specifications, equipment specifications, equipment uses, product or process applications, identity of products and/or processes that are patented, and developments in relation thereto, patent specification information in relation thereto, information on new products and services being researched or developed, or the presentation, features, performance, utility or functioning of the same, and any and all other information and material which relates in any way to a business or affairs of a party and the like of every kind.

1.09
“Grace Marks” (which are the subject of the license grant under this Agreement) shall mean and refer to trademarks containing the word GRACE, and any and all logos, marks, color and font style schemes, slogans, taglines, uses in business and unit names as well as in domain names, foreign language equivalents, foreign language character or font marks and transliterations, and all other indications of origin which include GRACE or Grace and any name similar to GRACE whether registered, applied for, renewed, or unregistered, and the goodwill embodied therein or associated with Grace, whether Grace appears alone or appears in connection with another (non-Grace) word, mark, logo, color and font style scheme, slogan, tagline, use in a business or unit name as well as in a domain name and any other indication of origin.

1.010
“Marketing Materials” shall mean all advertising and marketing materials, including but not limited to packaging, tags, labels, advertising, signage, vehicle lettering, marketing, promotions, displays, display fixtures, instructions, technical sheets, user guides, data sheets, warranties, websites and other materials of any and all types, and in written, digital or any other format, associated with products, services or domain names within the GCP Business that are marked with any of the Grace Marks or any marks and names similar thereto used and in existence at the time of the separation.

1.011
“Phase-Out Period” shall mean the period of time prescribed in Section 2.06 to transition from uses of the Grace Marks to new trade names, trademarks and domain names which do not bear the Grace name or Grace corporate slogan or tagline with or without the Grace name contained therein (e.g., where “Grace” is replaced by “GCP” or other non-Grace term). Obligations with respect to the Phase-Out Period are provided in Sections 2.07 and 2.08 below.

1.012
"Representatives" of a party hereto shall mean Affiliates of that party, and its and their directors, officers, employees, agents, attorneys, accountants, consultants, financial advisors and other representatives.

2.0    TRADEMARK LICENSE

2.01
Subject to the terms, conditions and limitations of this Agreement, Grace hereby grants to GCP a worldwide, royalty-free, non-exclusive right and license to use the Grace Marks solely during the relevant Phase-Out Period Terms (as defined in Section 2.06 below) in connection with the GCP Business, so long as GCP shall comply with the terms and conditions of this Agreement. GCP shall use the Grace Marks only in a manner in conformity with the practices of the GCP Business prior to the Effective Date, and only in a manner that does not harm or disparage Grace or its respective Affiliates or the reputation or goodwill in connection with GRACE. It is agreed and understood by the parties hereto that no right or license is granted by this Agreement to use any other trade name, trademark or service mark owned by Grace except as expressly provided by this Section 2.01.

2.02
Notwithstanding any other provision of this Agreement, GCP is not permitted to make new uses of the Grace Marks or use the Grace Marks in new stylized or logo forms, or in different color or font schemes than used prior to the Effective Date.

2.03	Notwithstanding any other provision of this Agreement, GCP is not permitted to use the Grace Marks in connection with any fields of use outside of the GCP Business.

2.04
Domain Names. The Phase-Out Period shall apply to domain names and registrations bearing the Grace Marks that are active and in use at the time of the separation. Such uses will roll-over or divert to the new GCP website and/or other GCP domain names, as requested by GCP. For those domain names bearing the Grace Marks that are not active at the Effective Date, GCP will not use them, and they will not be renewed or maintained by GCP. For those domain names and registrations bearing any Grace Mark obtained prior to the separation and in use, GCP acknowledges and agrees that it shall transfer control thereof (and to the extent relevant, ownership thereof) to Grace as soon as it is practicable.

2.05
The license shall include the right to grant to GCP’s Affiliates sub-licenses to phase-out uses of the licensed Grace Marks in connection with the GCP Business, provided that such Affiliate(s) do not conduct business within the Grace Business (but any such sublicense shall terminate in the event such person ceases to be an Affiliate of GCP). All the terms and conditions of this Agreement shall apply to each such Affiliate to which this license has been sublicensed to the same extent as they apply to GCP, the operations of such Affiliates shall be deemed to be the operations of GCP hereunder, and GCP shall account therefor and be primarily responsible for the performance by such Affiliate of all of its obligations hereunder. In addition, to the extent GCP has become a party to an agreement as result of the separation, or otherwise is as of the Effective Date a party to any agreement, in either case which provides a third party a license or right to use a Grace Mark in connection with a business arrangement with GCP, GCP will take all reasonable steps to cause such third party to cease its use of the Grace Marks as soon as practical, the period of time for ceasing such use not to exceed two years. The license granted under this Agreement shall not be sub-licensable except as set forth in this Section 2.05.

2.06
Phase-out Period Terms. The license grant of Section 2.01 shall remain in force during a particular Phase-Out Period which shall extend for all those uses on or with goods and services and Marketing Materials bearing the Grace Marks and existing at the time of the separation, for two (2) years (hereinafter “Term 1”) except that for the uses of GRACE in connection with ICE & WATER SHIELD, ICE & WATER SHIELD HT, GRACE ULTRA and GRACE SELECT only, GCP shall be permitted a phase-out period of up to ten (10) years from the Effective Date (hereinafter “Term 2”; and Term 1 and Term 2 hereinafter collectively being referred to as “Terms” and individually as a “Term”), unless earlier terminated in accordance with the other provisions of this Agreement.

2.07
Throughout the relevant Terms as set forth in Section 2.06, GCP will diligently work to secure any known legal, governmental and regulatory approval requirements needed to cease all use of the relevant Grace Marks by the end of the respective Terms.

2.08
In order to avoid confusing or misleading the public and customers about the relationship between the parties after the Effective Date, as well to avoid confusing or misleading the public and customers as to the source of GCP’s goods, GCP shall make commercially reasonable efforts to revise its Marketing Materials to remove all uses of, and references to, the Grace Marks and those references which would otherwise identify Grace as a company related to or affiliated with GCP during the relevant Phase-Out Period Terms. Such efforts will be in good faith. The period of time in which GCP shall complete such revisions shall be on a product-by-product basis in accordance with the Terms set forth in Section 2.06, and shall correspond to time periods commercially and reasonably necessary to exhaust existing inventories of such products and other materials bearing one or more of the Grace Marks. The periods of time shall also be that commercially and reasonably necessary for GCP to continue the current goodwill associated with the GCP Business as of the Effective Date, while generating and transitioning to a distinctive goodwill under the GCP name, or otherwise under another brand other than that associated with the Grace Marks. Notwithstanding the foregoing, the periods of time for such transitions shall not in any event exceed the relevant Phase-Out Period Terms as set forth in Section 2.06.

2.09
GCP shall provide Grace with annual updates regarding the status of the phase-out of its use of the Grace Marks, and GCP shall provide Grace a summary report at the end of the respective Phase-Out Period Terms 1 and 2 (as set forth in Section 2.06) which provides confirmation that all use of the Grace Marks relevant for that Term has ceased.

2.010	Notwithstanding the provisions of Section 2.01 above:

(a)	GCP may terminate its rights to use the licensed Grace Marks at any time prior to the expiration of the relevant Phase-Out Period upon thirty (30) days' written notice to Grace.

(b)
Grace may terminate the license grant of Section 2.01 and this Agreement (provided that no such termination shall relieve GCP for any breach prior to such termination) if GCP materially breaches any of its obligations under this Agreement. Grace’s termination of this Agreement and such license grant shall be effective sixty (60) days after written notice to GCP regarding the alleged material breach in detail sufficient for GCP to identify the alleged material breach and of Grace’s intent to terminate the license in accordance with this Section 2.010, and GCP shall have a sixty (60) day period after actual receipt of such written notice under this Section within which to remedy the alleged material breach.

(c)
Grace may immediately terminate the license grant of Section 2.01 and this Agreement (provided that no such termination shall relieve GCP for any breach prior to such termination) if GCP assigns, transfers or sublicenses its rights under the licensed Grace Mark in any manner, except (in the case of a sublicense) as expressly permitted by Section 2.05, or if there has occurred a Change of Control.

2.011
In the event of any termination of GCP's right to use the Grace Marks pursuant to clause (b) or (c) of Section 2.010, GCP shall immediately cease all use of Grace Marks and use of any other trademark or service mark containing a term that is confusingly similar to the Grace Marks; provided, however, that GCP shall be permitted to continue the use of the Grace Marks for a reasonable period of time not to exceed three (3) months from such termination solely in connection with those GCP Business products and product literature and labels that are in inventory and in use on the effective date of such termination.

2.012
Upon the expiration of the relevant Phase-Out Period Terms as defined in Section 2.06, the license grants set forth in Section 2.01 shall terminate immediately and GCP shall immediately cease all uses of the licensed Grace Marks relevant to the expired Term (and use of any other name or word that is confusingly similar to the Grace Marks relevant to the expired Term). For the avoidance of doubt, the expiration of Term 1 (other than from termination due to a material breach by GCP of this Agreement) does not terminate the license under which GCP may use GRACE in connection with any of ICE & WATER SHIELD, ICE & WATER SHIELD HT, GRACE ULTRA and GRACE SELECT during the Phase-Out Period of Term 2 as set forth in Section 2.06.

3.0 OWNERSHIP OF THE LICENSED GRACE MARKS

3.01
GCP acknowledges Grace’s right, title and interest in and to the Grace Marks and the valuable goodwill associated with the use of the Grace name individually and within any combination in Grace Marks. GCP shall not represent in any manner that it has ownership in the Grace Marks. GCP acknowledges that use of the Grace Marks shall not create any ownership, rights, title or interest in GCP relative to the Grace Marks, but that all goodwill relative to the Grace Marks used by GCP shall inure to the sole benefit of Grace. Except as expressly permitted herein, GCP acknowledges that it will not (and it will not permit any of its Affiliates to) during the term of this Agreement or anytime thereafter use, register or apply for registration of the Grace Marks, or any other mark or domain name confusingly similar to the Grace Marks, anywhere in the world.

3.02
GCP shall not, during the term of this Agreement or thereafter, attack Grace’s or its Affiliates’ title to or in the Grace Marks, the validity of the Grace trademark, or any registration thereof, or oppose any effort by Grace or its Affiliates to register any of the Grace Marks or any confusingly similar variations or formatives thereof anywhere in the world.

3.03
Maintenance and Procurement of Trademark Registrations. Grace shall be solely and exclusively responsible in its sole discretion for all procurement, registration and maintenance of the Grace Marks. Grace shall renew all Grace Marks in its sole discretion. In the event that Grace elects not to renew any Grace Marks used in the GCP Business during the term of this Agreement, Grace will provide GCP no less than ninety (90) days’ written notice of its intention not to renew, and the cost of renewal, and GCP shall have the right, but not the obligation, to instruct Grace to renew, and Grace shall renew at GCP’s expense.

3.04
Except as otherwise provided herein, GCP shall not register or seek to register as a trademark any Grace Mark, or similar mark, name or domain, without the prior written consent of Grace. If such consent is given, all costs in registering and maintaining such mark, name or domain (“New Grace Mark”), shall be borne solely by GCP; and any such New Grace Marks shall be subject to the rights of Grace and obligations of GCP as set forth above in Sections 3.01-3.03 and elsewhere in this Agreement. Unless otherwise agreed to in writing by Grace and GCP at the time of filing the New Grace Mark, such mark, name or domain, will be used for the benefit of Grace, and all right, title and interest in and to such mark, name or domain, including any application or registration thereon and the goodwill associated with such mark, name or domain, shall be owned by Grace.

3.05
Enforcement. GCP shall inform Grace of any infringement of the Grace Marks in the GCP Business, or a third party application or registration of a mark that is confusingly similar to a Grace Mark that comes to its attention at any time during the applicable Terms of this Agreement as set forth in Section 2.06 and which infringement or third party application or registration relates to and conflicts with the GCP Business. In the event of such a notice from GCP, Grace shall, in its sole discretion, have the exclusive right to sue in its own name for any infringement of the Grace Marks or take any other enforcement action, such as an opposition or cancellation proceeding, Grace deems necessary or appropriate under the circumstances. GCP will reasonably cooperate with and assist Grace with any such action that Grace decides to take. The parties agree that they have a community of interest with respect to enforcing the Grace Marks within the GCP Business during the relevant Phase-Out Period Terms defined in Section 2.06. Unless otherwise mutually agreed, GCP shall be solely responsible for all expenses and shall reimburse Grace for any and all reasonable expenses incurred by Grace with respect to investigating, negotiating, or litigating any enforcement action, or settlement thereof, through to completion, resolution, decision or settlement taken under this Section 3.05 with respect to any infringement, opposition, cancellation or other cause of action substantially related to a Grace Mark activity in the GCP Business arising or continuing during the relevant Term as defined in Section 2.06. For avoidance of doubt, GCP shall not be responsible for expenses associated with investigating, negotiating, or litigating any enforcement action, or settlement thereof, with respect to any infringement, opposition, cancellation or other cause of action substantially related to a Grace Mark that was not initiated at the request of GCP. In the event Grace decides not to sue, oppose or seek to cancel, or to pursue an enforcement pursuant to a notice by GCP hereunder, GCP may elect to pursue such enforcement at its sole discretion and expense. Grace will reasonably cooperate with and assist GCP, at GCP expense, with any such action that GCP decides to take. GCP shall not enter into any settlement agreement, license or other restriction of any type affecting the Grace Marks without Grace’s prior written consent. For the avoidance of doubt, it is understood that nothing in this Agreement prevents or diminishes GCP’s ability to enforce its own trademark rights relative to separate marks that, if used in combination with the Grace name, would otherwise be deemed a “Grace Mark.” For example, it is understood that GCP has sole ownership rights to the “Ice & Water Shield®” trademark and does not require permission from Grace to take actions against third parties who infringe the “Ice & Water Shield®” trademark, alone, and where the third party mark does not contain the Grace name or mark, or any name or mark similar to the Grace name or mark. GCP shall inform and cooperate with Grace before taking any actions against a third party who is infringing “Ice & Water Shield” in connection with the third party also infringing a Grace Mark.

3.06
The GCP Business products and services which bear the Grace Marks shall be manufactured, packaged, labeled, sold and offered in accordance with all applicable laws and regulations within the country in which they are offered. Failure to correct any violation of these laws and regulations shall be considered a material breach of this Agreement.

3.07	GCP shall display the Grace Marks only in accordance with the laws and regulations that are applicable within the applicable country in which the product is offered.

3.08
Quality Control. GCP acknowledges that the Grace Marks are extremely valuable and must continue to be associated only with high-quality goods and services in order to maintain their value. Any GCP products manufactured, sold or distributed, or services offered under the Grace Marks must be of substantially the same quality as relevant products sold and services offered by the GCP Business as of the Effective Date to comply with the quality standards of this Agreement. GCP agrees to cooperate and comply with all such reasonable quality control measures requested by Grace. The manner of use of, and appropriate markings and notices for, the Grace Marks in or on labels, packaging, documentation, advertisements and the like shall be of substantially the same quality as used by the GCP Business as of the Effective Date and shall be approved by Grace prior to use by GCP, which approval shall not be unreasonably withheld or delayed.

3.09
GCP agrees that Grace shall have the right during the term of this Agreement to ascertain that GCP is complying with the provisions of this Agreement. GCP shall, upon reasonable prior written notice, provide Grace or its authorized representatives, with access to GCP's relevant premises and operations, during normal business hours, for the purpose of inspection and sample gathering reasonably necessary to ascertain proper compliance with this Agreement.

3.10	GCP shall use appropriate registration symbol, markings and notices with the Grace Marks to indicate that they are registered and/or the Grace trademark is owned by Grace and used under license.

4.0	INDEMNIFICATION

4.01
GCP’s indemnity obligations hereunder to Grace or any affiliate of Grace, and Grace’s indemnity obligations hereunder to GCP or any affiliate of GCP, in each case shall be governed by the terms and conditions of the Separation and Distribution Agreement entered into by and among W. R. Grace & Co., Grace and GCP (the “Separation and Distribution Agreement”) on the Effective Date or as otherwise entered in connection with this Agreement.

5.0     DISCLAIMER OF WARRANTIES

5.01	Grace does not make any representation or warranty of any kind, express or implied, that GCP’s use of the Grace Marks will not infringe trademarks or other rights of third parties.

6.0    COMPLIANCE WITH LOCAL LAWS

6.01
Each party hereto shall do all things necessary to comply with applicable governmental and municipal regulations, laws and requirements as they pertain to license agreements and arrangements or any part thereof to the end that this Agreement will be fully effective and controlling according to its terms.

7.0    NOTICES

7.01
Any notice, request, demand or other communication under this Agreement shall be in writing, and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by standard form of telecommunications, by courier, or by registered or certified mail, postage pre-paid, return receipt requested, at the address of the parties as set forth below, or such other address of which a party may notify the other party in accordance with this Section 7.01.

If to GRACE:    W. R. Grace & Co.-Conn.
7500 Grace Drive
Columbia, Maryland 21044
Attention: CEO
Attention: Corporate Secretary
Fax: 410-531-4783

With a copy to General Counsel at the address above

If to GCP:        GCP Applied Technologies Inc.
62 Whittemore Avenue,
Cambridge, MA 02140-1623
Attention: CEO
Attention: Corporate Secretary

With a copy to General Counsel at the address above

7.02	Any party may change the address to which notices are to be sent by notifying the other party hereto in writing in due manner as hereinabove provided.

8.0    ASSIGNMENTS AND EXTENSIONS

8.01
This Agreement and the rights and obligations obtained hereunder may not be assigned by GCP, whether by operation of law or otherwise, unless express written consent is given to such assignment by Grace, and any assignments made contrary to this Section 8.01 shall be void ab initio. Grace may assign its rights and obligations under this Agreement and nothing in this Agreement prohibits Grace from expanding uses of its Grace Marks outside of the GCP Business during the Phase-Out Period.

9.0    CONTROLLING LAW

9.01	This Agreement shall be governed and construed in accordance with the law of the State of New York without recourse to any conflict or choice of law principles..

10.0    GENERAL PROVISIONS

10.01
Entire Agreement. This Agreement and the agreements referenced herein set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all other prior agreements, arrangements and understandings related to the subject matter. No representation, warranty, promise, inducement or statement of intention pertaining to the license granted hereunder has been made by Grace or GCP which is not embodied in this Agreement. Neither Grace nor GCP shall be bound by or liable for any alleged representation, warranty, promise, inducement or statement of intention not so set forth.

10.02
No Relationship Created. Nothing contained in this Agreement shall be deemed or construed to create any partnership or joint venture between Grace and GCP, nor shall the execution, completion and implementation of this Agreement confer on either party any power to bind or impose any obligations on the other party or any third parties or to pledge the credit of the other party.

10.03
Binding Effect. All of the terms, covenants, representations, warranties, and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.04
Amendment and Waiver. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by authorized officers of the parties, and, in the case of a waiver, by an authorized officer of the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty of this Agreement.

10.05
Paragraph, Section and Article Headings. The paragraph, Section and Article headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

10.06
Executed Counterparts. This Agreement may be signed in separate counterparts with an inked handwritten signature, each of which counterparts when so executed and delivered in hard copy form as executed, shall be deemed to be an original, but all of which taken together shall constitute a fully executed instrument, e.g., partially executed signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document. In addition, fully executed instruments, in counterpart or non-counterpart format, bearing one or more, or all signatures that have been converted to electronic format (e.g., PDF) and thereafter fixed in a tangible copy before or after being electronically transmitted (e.g., by fax or e-Mail) shall be effective in all respects and treated the same as original hand written signatures placed on hard copies. It is contemplated, although not required, that each party will provide the other party with a hard copy counterpart inked original of its signatory so that all parties will have at least counterpart inked original hard copy signatures of all signatories.

10.07
Further Assurances. Each of the parties hereto agrees to take such measures, perform such acts, and execute such documents as may be reasonably requested by the other party in furtherance of the provisions and intentions of this Agreement.

10.08	Survival. In the event of any termination of this Agreement, the Indemnification obligations pursuant to Article 4 shall continue in full force and effect.

Exhibit 10.5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first set forth above.

W. R. GRACE & CO.-CONN.	GCP APPLIED TECHNOLOGIES INC.

By: /s/ Mark A. Shelnitz	By: /s/ Mark A. Shelnitz

Title: Vice President and Secretary	Title: Vice President and Assistant Secretary

Date: January 27, 2016	Date: January 27, 2016

[Signature Page to Grace Transitional License Agreement]